UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 0-12798

                                CHIRON CORPORATION
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            (Exact name of registrant as specified in its charter)

               4560 HORTON STREET, EMERYVILLE, CALIFORNIA 94608
                                 (510) 655-8730
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
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           (Title of each class of securities covered by this Form)

                                     NONE
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)          [X]
       Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)         [ ]
       Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)          [ ]
       Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)         [ ]
                                        Rule 15d-6                   [ ]

Approximate number of holders of record as of the certification or notice date:
                     Common Stock: 2 holders of record

     Pursuant to the requirements of the Securities Exchange Act of 1934, Novartis Vaccines and Diagnostics, Inc. (formerly Chiron Corporation) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 20, 2006

                                          NOVARTIS VACCINES AND
                                          DIAGNOSTICS, INC. (formerly Chiron
                                          Corporation)


                                          By:  /s/ Thomas N. Kendris
                                               Name:  Thomas N. Kendris
                                               Title: Vice President, General
                                                      Counsel and Secretary